                                       INTERIM
                        CONSUMER CREDIT CARD PROGRAM AGREEMENT


    This Consumer Credit Card Program Agreement (hereinafter the "Agreement") is made as of the 13th day of March, 1996 by and between Monogram Credit Card Bank of Georgia, a Georgia banking corporation with its principal place of business at 7840 Roswell Road, Atlanta, Georgia 30350 and Lechmere Inc. a Massachusetts corporation with its principal place of business and chief executive office at 275 Wildwood, Woburn, Massachusetts 01801 ("Retailer").


                                 W I T N E S S E T H
                                 - - - - - - - - - -

    WHEREAS, Bank (as hereinafter defined) has established programs to extend customized revolving credit to qualified customers for the purchase of Goods and Services (as hereinafter defined) from various merchants for personal, family or household purposes;

    WHEREAS, Retailer through its Retailer Locations (as hereinafter defined) is engaged, among other activities, in the retail sale of consumer Goods and Services and desires to create an interim customized revolving credit card program, as more particularly set forth herein;

    WHEREAS, Retailer has requested that Bank extend credit to qualified customers of Retailer for the purchase of such Goods and Services at Retailer Locations;

    WHEREAS, Bank has agreed to provide Retailer with such a program for credit extension at Retailer Locations as set forth herein, initially for Accounts that have been created pursuant to the terms of this Agreement and, after GE Capital purchases certain accounts and indebtedness from Hurley State Bank relating to Retailer, all Accounts and Indebtedness including those purchased from Hurley State Bank;

    WHEREAS, the parties intend to replace this Agreement as soon as practicable by the Long Term Agreement; and

    NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Bank and Retailer agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "ACCOUNT" means and includes the following: (i) any open-end revolving Credit Card Agreement, whether now existing or hereafter created between a Cardholder and Bank under the Program, pursuant to which such Cardholder may finance Purchases on credit pursuant to the terms of such Credit Card Agreement, together with any modifications or amendments which now or hereafter may be made to such Credit Card Agreement, which Account is owned by Bank, and which Account is to be used for personal, family or household purposes, as well as Old Accounts (ii) any and all Account Documentation; (iii) all of the accounts, accounts receivable, Indebtedness, other receivables, contract rights, choses in action, general intangibles, chattel paper, instruments, documents and notes, Program Documents and contract rights related to, comprising, securing or evidencing the obligation, or the receivables therefrom and all proceeds of all of the foregoing, (iv) any and all rights as to any goods or other property which is represented thereby or is security or collateral therefor; (v) all guarantees, claims, security interests, or other security held by or granted to Bank to secure payment by any Person with respect thereto; (vi) proceeds relating to Insurance Programs; and (vii) any and all other rights, remedies, benefits, interests and titles, both legal and equitable, to which Bank may now or at anytime hereafter be entitled in respect of the foregoing.

    "ACCOUNT DOCUMENTATION" means with respect to an Account, any and all documentation relating to an Account, including without limitation, Program Documents, Credit Cards, Credit Card Applications, Credit Card Agreements, Charge Transaction Data, Charge Slips, Credit Slips, checks and stubs, credit bureau reports, adverse action information, change of terms notices, correspondence, memoranda, documents, instruments, certificates, agreements and invoices, including any and all amendments or modifications thereto, however stored or kept, and any other written information relating to an Account.

    "ACTIVE ACCOUNT" means any Account other than an Account that has been written off in accordance with Bank's write-off


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

policies, which at any time during a Billing Period has a debit or credit balance.

    "AFFILIATE" shall mean, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. "Affiliate" shall not include any individual, and no individuals shall be taken into account in any determinations under this definition, and (b) neither General Electric Company, nor any of its subsidiaries, shall be considered an Affiliate of Retailer.

    "BANK" means Monogram Credit Card Bank of Georgia and its permitted successors, transferees and assigns.

    "BILLING DATE" means the last day of a Billing Period as of which Accounts are billed by Bank.

    "BILLING PERIOD" means the elapsed time between Billing Dates of Bank, usually between 28 and 32 days.

    "BUSINESS DAY" means any day, except Saturday, Sunday, or a day on which banks are required or permitted to be closed in Georgia.

    "CARDHOLDER" means any natural Person with a mailing address in, or who resides in, the United States and who has entered into a Credit Card Agreement with Bank or who is or may become obligated under or with respect to an Account, for the purpose of purchasing Goods and/or Services from Retailer or its Licensee for personal, family or household purposes on credit pursuant to an Account.

    "CARDHOLDER LIST" has the meaning given to it in Section 3.06 hereof.

    "CHARGE SLIP" means a sales receipt, register receipt tape or other invoice or documentation, in each case evidencing a Purchase that (i) is to be charged to a Cardholder's Account and to be advanced by Bank to Retailer on behalf of such Cardholder or (ii) was charged on an Old Account.

    "CHARGE TRANSACTION DATA" means Account/Cardholder identification and transaction information with regard to each Purchase by Cardholders on credit and each return of a Purchase for credit to the Account/Cardholder, which data will be transmitted by Retailer to Bank in accordance with the applicable Operating Procedures.

    "CREDIT CARD" or "CARD" means the plastic card issued and owned by Bank under the Program exclusively for use with the Program which evidences a Cardholder's right to make Purchases under the Program.

    "CREDIT CARD AGREEMENT" means the open-end revolving credit agreement between Bank and each Cardholder pursuant to which such Cardholder may make Purchases, on credit provided by Bank, together with any modifications or amendments which may be made to such agreement.

    "CREDIT CARD APPLICATION" means Bank's credit application which must be completed by applicants who wish to become Cardholders and submitted to Bank in Georgia for review and approval by Bank.

    "CREDIT PROMOTION ACCOUNT" shall have the meaning assigned to such term in
Section 2.03(c).

    "CREDIT SLIP" means a sales credit receipt evidencing a return or exchange of Goods or a credit on an Account, including an Old Account, as an adjustment for Services rendered or not rendered by Retailer or a Licensee to a Cardholder.

    "DEFAULT" means any event the occurrence of which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

    "EVENT OF DEFAULT" shall have the meaning assigned to such term in Section
10.01 hereof.

    "FINAL LIQUIDATION DATE" shall mean the date on which Bank no longer owns any Active Accounts that have a balance outstanding.

    "FLOOR RELEASE" means the maximum amount of credit for any single credit transaction authorized by Bank whereby Retailer may release Goods and/or Services to Cardholders without securing prior approval by Bank as set forth in the Operating Procedures.

    "GOODS AND/OR SERVICES", separately or cumulatively, means all merchandise and services which may be purchased by Cardholder from Retailer or a Licensee. Goods and Services shall include

Insurance Programs and Value-Added Programs to the extent purchased on an Account.

    "INDEBTEDNESS" means any and all amounts owing from time to time with respect to an Account (including an Old Account), including, without limitation, any unpaid balances, finance charges, late fees, charges relating to Insurance Programs and Value-Added Programs and any other charges with respect to an Account, whether billed or unbilled.

    "IN-STORE PAYMENTS" means any payment on an Account made by a Cardholder (or any person acting on behalf of a Cardholder) at a Retailer Location in accordance with Section 3.07.

    "INSURANCE PROGRAM" means any program which may be offered through Bank pursuant to Section 3.04 under which Bank or any insurance company or other third party makes available insurance coverage to Cardholders.

    "LICENSEE" means any Person who pursuant to an agreement with Retailer, is permitted from time to time by Retailer to make credit sales of Goods and/or Services to Cardholders pursuant to or utilizing Credit Card Agreements.

    "LOSSES" has the meaning given to it in Section 12.01 hereof.

    "LONG TERM AGREEMENT" means an agreement between the parties hereto which replaces this agreement and has among other provisions loss sharing and promotional funding provisions.

    "NET CREDIT VOLUME" means, with respect to any period, an amount equal to the aggregate amount of Purchases on Accounts for such period (as reflected in Charge Transaction Data) less the sum of (x) the aggregate amount of Credit Slips for such period (as reflected in Charge Transaction Data) and (y) the aggregate amount of chargebacks for such period not otherwise reflected in such Credit Slips.

    "NEW RETAILER" means any Person engaged in the operation of retail appliance and/or electronics stores, together with any other Person directly or indirectly controlled by such Person and any franchisees of such Person using such Person's name, logo, trademarks and service marks or similar proprietary designations claimed, owned or used by such Person.

    "OLD ACCOUNTS" means all revolving charge accounts established by Hurley State Bank with respect to Retailer that are acquired directly or indirectly by Bank.

    "OPERATING PROCEDURES" means the instructions and procedures to be followed by Retailer in connection with the Program, as such instructions and procedures may be amended from time to time.

    "PERSON" means and includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

    "POS NETWORK" means the electronic communication system between Retailer and Bank to facilitate the operation of the Program.

    "PROGRAM" means the credit card program established by Bank pursuant to this Agreement and made available to qualified customers of Retailer and Licensees to make Purchases. The term "Program" includes the extension of credit by Bank to Cardholders, billings, collections, accounting between the parties, and all aspects of the customized revolving credit plan contemplated herein.

    "PROGRAM DOCUMENTS" has the meaning given to it in Section 3.01 hereof.

    "PURCHASE(S)" means the purchase by a Cardholder of any of the Goods and/or Services, including those which may be purchased from Retailer or Licensees at the Retailer Locations.

    "RETAILER LOCATION(S)" means retail stores within the continental United States and other means to conduct retail business that are owned or operated by Retailer or its Licensees at which Purchases may be made by Cardholders from Retailer or Licensees.

    "RETAILER NAMES" has the meaning given to it in Section 14.07 hereof.

    "SOLVENT" as to a Person, means (a) the present fair salable value of such Person's assets is in excess of the total amount of its liabilities, (b) such Person is presently able generally to pay its debts as they become due, and (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all business in which such Person is about to engage. The phrase "present fair salable value" of a Person's assets is intended to mean that value which can be obtained if the assets are sold within a reasonable time in arm's-length transactions in an existing and not theoretical market.

    "TRANSACTION DAY" means any day, whether or not a Business Day, on which Goods and/or Services are sold by Retailer or Licensees.

    "UCC" means the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

    "UNCONTESTED AMOUNT" means an amount owed by Bank to Retailer or by Retailer to Bank, as the case may be, pursuant to the terms of this Agreement and with respect to which written notice disputing such amount has not been delivered by Bank to Retailer or by Retailer to Bank, as the case may be.

    "VALUE-ADDED PROGRAM" means any products or services which may, subject to mutual approval of Bank and Retailer, be offered by or through Bank to Cardholders pursuant to Section 3.05 that enhance the features of the Program and/or Account including, without limiting the foregoing, credit card protection plans, legal services, auto clubs and extended warranties; provided, however, that the term shall not be deemed to include credit insurance or any offerings falling within the definition of "Insurance Program".

    SECTION 1.02 MISCELLANEOUS. As used herein, (i) all references to the plural number shall include the singular number (and vice versa); (ii) all references to the masculine gender shall include the feminine gender (and vice versa) and (iii) all references to "herein," "hereof," "hereunder," "hereinbelow," "hereinabove" or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement. All other undefined terms contained herein shall, unless the context indicates otherwise, have the meanings provided for by the UCC of the State of Georgia to the extent the same are used or defined therein.


                                      ARTICLE II
                               ESTABLISHMENT OF PROGRAM


SECTION 2.01  COMMENCEMENT OF PROGRAM; MERCHANT TO HONOR CREDIT CARD.

    (a) Pursuant to the terms and conditions of this Agreement, Retailer and Bank hereby establish the Program for the purpose of making open-end credit available (up to such credit limits as Bank may from time to time establish and modify) to qualified customers of Retailer for Purchases from Retailer Locations. Prior to the time Bank obtains accounts and indebtedness, directly or indirectly, from Hurley State Bank relating to Retailer, the Program shall be limited to establishing Accounts for Persons who request Bank to open an Account. After such time, Bank will also make credit available with respect to Old Accounts unless this Agreement has been replaced by the Long Term Agreement.

    (b) With respect to each applicant under the Program who qualifies for credit under the standards established solely by Bank, Bank will open an Account, issue to such qualified applicant a Credit Card, activate such applicant's Credit Card in accordance with the Operating Procedures and grant credit to such applicant for any Purchases from Retailer Locations in accordance with credit limits. The terms and conditions upon which a Cardholder may use the Credit Card and upon which Bank may extend credit to a Cardholder shall be governed by the Credit Card Agreement between the Cardholder and Bank.

    (c) Retailer will participate in the Program and honor any valid Credit Card issued by Bank for Purchase(s) (including taxes) at each Retailer Location. Only the cash selling price of Goods and Services sold or rendered by Retailer shall be charged to Accounts. Sales and services to commercial enterprises shall not be charged to Accounts. Retailer shall permit customers with Accounts to charge Goods and Services to their Accounts, subject to and in accordance with the Operating Procedures.

SECTION 2.02  BANK TO EXTEND CREDIT.

    Subject to (i) the terms of this Agreement, (ii) the credit limits applicable to each Account and (iii) the terms and conditions in the Credit Card Agreement, Bank shall extend credit to Cardholders in amounts set forth as the total for any Purchase(s) reflected in Charge Transaction Data received and accepted by Bank.

SECTION 2.03  PROMOTION OF PROGRAM.

    (a) During the term of this Agreement, Retailer will actively promote the Program. Retailer shall include Program information and/or actual Credit Card Applications and Credit Card Agreements in their general and specialized brochures advertising when deemed appropriate by Retailer management. Retailer shall make available at the Retailer Locations Credit Card Applications and Credit Card Agreements to be used in connection with the Program in such manner as mutually agreed by Retailer and Bank. Any press releases, advertisements, publicity or other materials which promote the Program, including the Program Documents, shall not be publicly distributed or disseminated without the prior consent of Retailer and Bank; provided, however, that (i) Bank shall not be required to obtain Retailer's consent for any portion of a document containing disclosures or other information which in Bank's judgment is required by or appropriate to comply with, any applicable law, rule or regulation; and (ii) Retailer shall not be required to obtain Bank's consent for any materials regarding the Program that are limited to statements or other representations (either oral, written or visual) that the Card may be used for Purchases.

    (b) From time to time Bank shall make available to Retailer, to encourage Account acquisition and usage, certain credit-based promotions to include, without limiting the foregoing, (i) 90 Day Skip Free Promotions, with respect to which Retailer will pay Bank monthly the amount of
[       ]*.  Such estimated amounts will be reconciled upon completion of each credit promotion. No credit promotion of a type other than specified above may be run unless agreed to in writing by the parties hereto.

    (c) Bank shall establish on its books an account known as the "Credit Promotions Account." This Credit Promotions Account shall be non-interest bearing, shall not represent segregated funds and may be commingled by Bank with other funds. The Credit Promotions Account shall be maintained as follows:

         (i)  On the date hereof, Retailer shall pay Bank an amount equal to
    what Bank reasonably estimates to be the anticipated [       ]*
    that Retailer will owe Bank under this SECTION 2.03(B) during the term of this Agreement (the "Anticipated Credit Promotion Amount"). The amount of such payment shall be credited to the Credit Promotions Account. If Bank debits the Credit Promotions Account (as specified in the first sentence of


*Confidential treatment has been requested with respect to this information.

    subparagraph (ii) below), Retailer shall immediately pay Bank such amount and such amount when paid shall be credited to the Credit Promotions Account.

        (ii) Bank will debit the Credit Promotions Account where Retailer fails to pay Bank when due the amount Retailer has been billed by Bank with respect to credit promotions.

       (iii) After termination of this Agreement and at such time Retailer no longer is obligated to make payments with respect to credit promotions hereunder, Bank shall debit the Credit Promotions Account for the balance thereof and pay such amount to Retailer.


                                     ARTICLE III
                              ADMINISTRATION OF PROGRAM


SECTION 3.01  PREPARATION OF DOCUMENTS.

    (a) Subject to the provisions of Section 2.03, Bank and Retailer shall cooperate and assist each other in the preparation of all documents to be used in connection with the Program. Bank shall provide Retailer with the form and content of Credit Card Applications, Credit Card Agreements, Credit Cards, credit card mailers and such other documents as are requested by Retailer, required by law or pursuant to the Operating Procedures (hereinafter collectively, the "Program Documents"). Bank shall establish the nature and quantities of any such documents.

    (b) Bank shall be responsible for the direct costs of billing statements, Credit Cards (including costs of embossing and distributing Credit Cards) and a host-to-host computer link between Bank and Retailer. All Program Documents, Credit Cards and other forms shall clearly disclose that Bank is the creditor. No Program Documents shall be printed or utilized on a widespread or general basis unless Bank and Retailer have expressly approved the form and content of such documents in writing; provided, however, that if any such changes to the documents are required by law, rule or regulation, then Bank shall not be required to obtain Retailer's approval for any such change.

    (c) Retailer shall be solely responsible for all other costs and expenses of Program Documents, including, without limitation, Credit Card Applications, credit advertising, in-store point-of-purchase promotional materials and credit marketing expenses related to the promotion of the Program.

SECTION 3.02  ACCOUNT ADMINISTRATION; CREDIT CRITERIA.

    (a) Bank, in its sole discretion, shall determine the creditworthiness of individual applicants under the Program, the range of credit limits to be made available to individual Cardholders, whether to suspend or terminate credit privileges of any Cardholder, the credit criteria to be used in evaluating applicants in connection with the Program, and shall establish all of the terms and conditions of the Credit Card Agreement and the terms and conditions under which credit is extended to Cardholders and may modify all such terms and conditions from time to time in its sole discretion.

    (b) The rejection for credit of any applicant under the Program, or any number of applicants, shall not give rise to any claim, liability, demand, offset, defense, counterclaim or other right or action by Retailer against Bank or its Affiliates, and Retailer hereby waives and releases any such claim that it may have against Bank or its Affiliates.

SECTION 3.03 OWNERSHIP OF ACCOUNTS. Bank shall be the sole and exclusive owner of all Accounts, Account Documentation, Cardholder data, Charge Transaction Data, Charge Slips, Credit Slips and receipts or evidences of payment or purchases by Cardholder and other Program Documents, and shall be entitled to receive all payments made by Cardholders on Accounts, and Retailer acknowledges and agrees that it has no right, title or interest in any of the foregoing and no right to any payments made by Cardholders on Accounts or any proceeds in respect of the Accounts. All collection procedures shall be under the sole control and discretion of Bank and may be modified from time to time by Bank, provided that Bank will provide Retailer notice prior to implementation of material modifications to its collection procedures.

SECTION 3.04 INSURANCE SOLICITATION OF ACCOUNTS. Bank, or its agents, may solicit Cardholders for Insurance Programs with the written agreement of Retailer. In the absence of such agreement, Retailer or its designee may solicit Cardholder for Insurance Programs.

SECTION 3.05 VALUE-ADDED SOLICITATION OF ACCOUNTS. Bank, or its agents, may, with Retailer's prior written consent, solicit Cardholders for Value-Added Programs. Unless otherwise requested in writing by Retailer, such solicitation shall in no way state or infer that such Value-Added Programs are offered or endorsed by Retailer in any manner. In the absence of such consent, Retailer or its designee may solicit Cardholders for Value-Added Programs.

SECTION 3.06 USE OF CARDHOLDER LIST. Although Retailer acknowledges and agrees that Bank is the sole owner of all lists of applicants, Cardholders, Cardholder names and addresses, and all credit information, including that for approved and declined applicants (hereafter the "Cardholder List"), Bank expressly agrees that both during the term of this Agreement or thereafter, Bank will not sell, rent or use such Cardholder List except in connection with its administration and operation of the Program as provided in this Agreement; provided, however, that upon the termination of this Agreement however caused, then Bank shall be entitled to use the Cardholder List as provided in Section 11.05. Bank agrees that during the term of this Agreement Retailer may utilize the Cardholder List at no charge for promotion of this Program or of Goods and Services; provided, however, that until the Final Liquidation Date in no event shall Retailer or its Affiliates be entitled to use such Cardholder List to solicit Cardholders with respect to any other debit, credit or charge programs that are in competition with Bank or its Affiliates.

SECTION 3.07 IN-STORE PAYMENTS. Retailer shall not advertise or otherwise promote that Cardholders (or other Persons acting on behalf of Cardholders) may make In-Store Payments. Without derogating the restriction in the preceding sentence, if any In-Store Payment is made, Retailer shall give the person making such In-Store Payment a receipt for such payment, but payments shall not be deemed to be made to Bank until funds are either delivered to Bank or the payments are applied by Bank to reduce amounts payable by Bank to Retailer. Retailer shall transmit In-Store Payment information to Bank. In-Store Payments shall be credited to the Account of the relevant Cardholder as of the date of actual receipt by Bank. In-Store Payments received by Retailer shall reduce the amounts payable by Bank to Retailer. In the event that In-Store Payments received by Retailer exceed amounts so payable by Bank to Retailer at the time Retailer informs Bank of such In-Store Payments, Retailer shall be required to transmit such excess In-Store Payments to Bank within three (3) Business Days of the day received. Retailer shall notify Bank of any In-Store Payments within twenty-four (24) hours of receipt thereof by providing such information in a computer-readable medium. Retailer shall cease to accept In-Store Payments upon notice from Bank which notice may be given (a) upon the occurrence of an Event of Default caused by Retailer or (b) such time as Bank has a reasonable basis for believing an Event of Default caused by Retailer is likely.


                                      ARTICLE IV
                                 OPERATING PROCEDURES


SECTION 4.01 GENERAL. Retailer shall follow all applicable Operating Procedures relative to the Program including, but not limited to, distributing Credit Card Applications, seeking authorizations for Accounts, handling credit transactions with Cardholders and transmitting Charge Transaction Data. The Operating Procedures may be amended from time to time by Bank. Bank shall provide Retailer with prior Notice of material modifications to the Operating Procedures. The parties recognize and agree that from time to time modifications and improvements will be made in hardware, software, and data communications facilities that may, in Bank's discretion, result in changes in the Operating Procedures.

SECTION 4.02  NEW CARDHOLDER ACCOUNT ESTABLISHMENT PROCEDURES.

    (a) All Credit Card Applications will be reviewed by Bank for approval and credit line assignment.

    (b) Bank will forward Credit Cards for approved Accounts and activate such Credit Cards.

    (c) Retailer will not submit any corporate accounts or any accounts for other than personal, family or household purposes under this Agreement; provided, however, that any breach or violation of this paragraph shall not constitute a breach of this Agreement which could give rise to an Event of Default pursuant to Article X, but instead shall give rise to a chargeback pursuant to Article VII.


SECTION 4.03 PURCHASE AUTHORIZATION PROCEDURES. Retailer agrees that all purchase authorizations shall be conducted in accordance with the Operating Procedures.


                                      ARTICLE V
                      SETTLEMENTS; SERVICE FEES AND ADJUSTMENTS


SECTION 5.01  SETTLEMENT PROCEDURES.


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

    (a) All Charge Transaction Data will be electronically transmitted to Bank using the POS Network. Retailer, or an agent of Retailer, will retain copies of all Charge Slips.

    (b)  Upon receipt, verification and processing of Charge Transaction Data
by Bank, Bank will remit to Retailer an amount equal to [       ]*  for the
Transaction Day(s) for which such remittance is being made less any amounts required or permitted to be deducted from remittances pursuant to the terms of this Agreement. Bank will transfer funds to a bank designated in writing by Retailer via wire transfer. If Charge Transaction Data is received by Bank's processing center before 11:00 AM Eastern Time on a Business Day, Bank will initiate such wire transfer on the following Business Day. In the event that the Charge Transaction Data is received after 11:00 AM Eastern Time, then Bank will initiate such transfer on the second following Business Day.

    (c) Retailer authorizes Bank to microfilm (or copy using any other reasonable method) all documentation within the definition of Account and Program Documents and destroy all such original Account Documentation in the ordinary course of business as Bank may see fit, and in accordance with applicable laws.

    (d) In connection with the settlement procedures outlined above, the parties agree that all settlements made hereunder shall be net of any and all other adjustments contemplated by this Agreement, including but not limited to credits, other adjustments and chargebacks pursuant to the Agreement. Bank shall have the right to set off any amounts due to it pursuant to this Agreement against any amounts to be transmitted to Retailer hereunder. Bank agrees that in reference to the settlement procedures outlined herein it will, on at least a monthly basis, provide Retailer with a statement detailing the amount, if any, of adjustments, credits, chargebacks or other amounts set off against amounts due to Retailer.


SECTION 5.02 OTHER ADJUSTMENTS. Any costs or expenditures by the parties to this Agreement other than as explicitly set forth herein shall be at the sole expense of the party incurring such costs or other expenditures and shall not entitle that party to seek reimbursement of such costs or other expenditures from the other party to this Agreement. Accordingly, subject to the reimbursement provisions of this Agreement, if any, each of the parties alone shall be liable for the payment of all sums due third parties retained by such party in performing its obligations hereunder.


*Confidential treatment has been requested with respect to this information.

SECTION 5.03 PAYMENT TO BANK. Bank will invoice Retailer monthly for all appropriate expenses payable by Retailer pursuant to this Agreement including, without limitation, expenses payable by Retailer pursuant to Section 5.02, and Retailer agrees to pay Bank within 15 days of the date of receipt of such invoice. In lieu of such invoicing, Bank may upon reasonable notice reduce remittances made pursuant to Section 5.01 by the amount of such expenses.


                                      ARTICLE VI
                      CREDIT TERMS; LOSSES ON ACCOUNTS; SECURITY


SECTION 6.01 CREDIT TERMS. Bank shall have the sole right to establish the rate, annual fees, late fees and all other terms and conditions relating to the Accounts, and to amend or modify such rate, fees and/or terms from time to time. The initial terms and conditions relating to the Accounts will be a variable finance charge equal to the prime rate plus 13.15% with a 21.9% minimum (except in the so-called opt-out states) and the payment term will be 1/40th per month with a $10 minimum (except for "big ticket" items the payment term will be 1/50th per month with a $10 minimum). Bank shall give Retailer prior notice of any changes in such terms and conditions.

SECTION 6.02  LOSSES ON ACCOUNTS.  Under this Agreement, which is an interim
agreement, all losses on Accounts shall be solely borne [       ]*.

SECTION 6.03 GRANT OF SECURITY INTEREST; PRECAUTIONARY FILING. The parties hereto agree that the transactions contemplated herein shall constitute a program for the extension of consumer credit and service to customers of Retailer. Both (i) against the possibility that it is determined that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and
(ii) to secure payment of and performance by Retailer of any and all indebtedness, liabilities or obligations, now existing on hereafter arising whatsoever of Retailer to Bank, however arising, pursuant to this Agreement, including indebtedness, liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated hereby, Retailer hereby grants to Bank a first priority continuing security interest in and to all of Retailer's right, title and interest now owned or existing or hereafter acquired or arising


*Confidential treatment has been requested with respect to this information.

in, to and under the following property (in each case, existing at any time, past, present or future) together with the proceeds thereof: (A) all Accounts, Indebtedness and Program Documents; (B) all deposits, credit balances and reserves on Bank's books relative to any Accounts, including, but not limited to the Credit Promotions Account and (C) all proceeds of the foregoing. All creditors of Retailer seeking to obtain a security interest in any of the foregoing collateral shall be required to subordinate their security interests to the security interest of Bank in the foregoing collateral as a condition precedent to obtaining any such security interest. Retailer agrees to cooperate fully with Bank as Bank may reasonably request in order to give effect to the security interest granted by this Section 6.03, including, without limitation, the filing of UCC-l or comparable statements in order to perfect such security interest. For filing purposes, Retailer agrees to provide Bank with not less than 30 days prior written notice of any change in location of its executive offices or principal place of business or any change of its corporate name and, notwithstanding the foregoing, no such change shall be effected before Retailer shall have supplied Bank signed copies of all filings and actions as Bank may reasonably determine to be necessary or appropriate to preserve and maintain at all times the perfection and priority of the security interests granted or purported to be granted to Bank hereunder.


                                     ARTICLE VII
                                      CHARGEBACK

SECTION 7.01  BANK'S RIGHT TO CHARGEBACK.  Bank shall have the right, at its
option, to chargeback to Retailer [       ]* if with respect to such Charge
Slip or Credit Slip, or the underlying transaction, including those in connection with an Old Account, under the following circumstances: (a) unidentifiable media, (b) unauthorized charges, (c) failure to obtain proper identification, (d) adjustments, (e) missing media and/or (f) Old Account chargebacks. It is the responsibility of Bank to provide Retailer with the following information, if available, with respect to all chargebacks: account name, account number, address, Merchandise description, issuing Retailer Location, amount, and reason for chargeback. Following are guidelines for the issuing of chargebacks which must be complied with.

              1. UNIDENTIFIABLE MEDIA. Unidentifiable media is media that does not have a valid account number, or media with


*Confidential treatment has been requested with respect to this information.

an account number that is illegibly imprinted or written in. Bank will directly request the media from the issuing Retailer Location. The issuing Retailer Location is responsible for providing a legible copy of the media with correct account number to Bank within ten (10) days of notice to the issuing Retailer Location. Bank has the right to chargeback to Retailer if (a) the Retailer Location has not responded to the request for media before expiration of the ten
(10) day period, and (b) Bank after reasonable efforts is unable to identify the Indebtedness represented by the media with a valid account number. Notwithstanding the foregoing, all chargebacks by Bank for unidentifiable media must occur within sixty (60) days of the sale date. Retailer has sixty (60) days after the date of the chargeback to complete additional research and, if successful, reverse the chargeback whereupon such Indebtedness shall again become Indebtedness with respect to which Bank shall make payment to Retailer.

              2. UNAUTHORIZED CHARGES. An unauthorized charge is a sale that has been abstracted without Bank approval. (These charges will lack an approval code from the P.O.S. system, have an invalid authorization code, lack an approval code from the credit center, or lack an approval code for amounts over the floor limit when floor limits are in effect. It is understood that charges that are equal to or less than the floor limit when it is in effect will be deemed authorized). Bank and Retailer shall work closely to continue the charge authorization control mechanisms in place in Retailer Locations and to develop new mechanisms to minimize violations of the authorization system. Bank may immediately chargeback to Retailer unauthorized charges that are made on a stolen plate or a fraudulent account, provided that Bank has notified Retailer of the unauthorized charges within thirty (30) days of its receipt of a complaint from a Cardholder. In addition, Bank may chargeback to Retailer other unauthorized charges to an Account that is or becomes delinquent (based on the methodology for determining defaulted indebtedness then in effect), provided that Bank has notified Retailer of the unauthorized charges within thirty (30) days of Bank's discovery of the unauthorized charges.

              3. FAILURE TO OBTAIN PROPER IDENTIFICATION. Subject to applicable law, failure to obtain proper identification refers to all credit purchases made by a customer shopping without a Credit Card or a priority credit pass where a Retailer Location fails to require the customer to identify himself with a valid permanent driver's license or other state issued identification for his state of residence. Tickets or temporary licenses are not acceptable. The name, address, and signature on the driver's license must correspond with the name, address, and signature on the Charge Slip. If the customer does not have a valid driver's license or other state issued identification, the credit center supervisor on duty will instruct the salesperson to ask for other appropriate identification. In any instance where positive identification is required, the document used for identification must be noted on the Charge Slip. If in the process of investigating a customer dispute it is determined that the issuing Retailer Location failed to obtain proper identification in the manner required pursuant to these provisions and a fraudulent charge resulted, Bank may chargeback to Retailer. Notwithstanding the foregoing, in no event may Bank chargeback to Retailer any items described in this subsection later than sixty (60) days after Bank discovers the failure.

              4. ADJUSTMENTS. Requests received by Bank from customers for adjustments will be promptly communicated by Bank directly to the issuing Retailer Location. Such adjustment requests that are not frivolous and that are not resolved by Retailer within eighteen (18) days of notification to Retailer may be charged back by Bank to Retailer. Notwithstanding the foregoing, in no event may Bank chargeback to Retailer any adjustments described in this subsection later than thirty (30) days after receipt of the request for adjustment from the customer.

              5. MISSING MEDIA. Requests received by Bank from customers for supporting sales media will be promptly communicated by Bank directly to the issuing Retailer Location. Retailer is responsible for providing Bank with the requested media within ten (10) days of receipt of the request. Indebtedness represented by media not provided within such ten (10) day period may be charged back by Bank to Retailer. Retailer has thirty (30) days after the chargeback to locate the media and reverse the chargeback whereupon such Indebtedness shall again become Indebtedness to be paid by Bank. Notwithstanding the foregoing, in no event may Bank chargeback to Retailer any items described in this subsection later than thirty (30) days after the receipt of the request for adjustment from the customer.

              6. OLD ACCOUNT CHARGEBACKS. To the extent not already covered in items 1 through 5, requests received by Bank from customers for credits or adjustments relating to the period prior to Bank's ownership of the Old Accounts which Bank reasonably believes relate to Retailer's handling of the transactions giving rise to the Charge Slips or Credit Slips at issue, including requests for credits/adjustments relating to Goods and/or Services or the information furnished by Retailer with respect to a credit promotion.

SECTION 7.02 LIMITATION OF CHARGEBACK. In its reasonable discretion Bank may compromise and settle any claim made by any Cardholder if such claim may give Bank a right to chargeback in accordance with Section 7.01 up to
[       ]*,  of any Charge Slip or Credit Slip.  In the event of any such compromise or settlement, Bank shall obtain Retailer's prior written approval to adjust the Cardholder's Account and Bank's right to chargeback shall be limited to the actual amount so compromised.

SECTION 7.03 EXERCISE OF CHARGEBACK. If Bank exercises its right of chargeback in accordance with this Agreement, Bank shall set off amounts charged back against any sums due Retailer under this Agreement or, if chargebacks exceed sums due Retailer, Bank may demand payment from Retailer
for the full amount of such excess.  If  [       ]*, Bank shall assign,
without recourse, all right to payment for such Charge Slip or portion thereof to Retailer upon the request of Retailer.

                                     ARTICLE VIII
                         WARRANTIES AND COVENANTS OF RETAILER


SECTION 8.01 ACCOUNT COVENANTS. Retailer covenants to do the following during the term of this Agreement with respect to each transaction involving an Account or the Program:

    (a) Retailer shall respond to, and cooperate with, Bank promptly in connection with the resolution of disputes with Cardholders;

    (b) Retailer shall maintain a policy for the exchange and return of Goods and adjustments for Services rendered or not rendered that is in accordance with all applicable laws and shall promptly deliver a Credit Slip to the Cardholder and include credit for such return or adjustment in the Charge Transaction Data in accordance with the Operating Procedures in the event the return/exchange has been authorized in accordance with Retailer's policies;


*Confidential treatment has been requested with respect to this information.

    (c) Retailer shall not seek or obtain any special agreement or condition from, nor discriminate in any way against, Cardholders with respect to the terms of any transaction.

SECTION 8.02 GENERAL REPRESENTATIONS AND WARRANTIES. To induce Bank to establish and administer this Program, all as herein provided for, Retailer makes the following representations and warranties to Bank, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade on each day on which any Account is opened or Charge Transaction Data is submitted to Bank or any action is taken with respect to the Program:

    (a) Existence. Retailer (i) is duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, (ii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business require such qualification; (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, has made all necessary notices to all governmental authorities having jurisdiction, to the extent required for such current ownership and operation or as proposed to be conducted; and (v) is in compliance with its organizational documents.

    (b) Power, Authorization; Enforceable Obligation. The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by Retailer hereunder: (i) are within its corporate power; (ii) has been duly authorized by all necessary or proper or corporate action; (iii) does not and will not contravene any provisions of its organizational documents; (iv) will not violate any law or regulation or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its assets or property are bound, including without limitation, any arrangement which Retailer has with Hurley State Bank which arrangement has been modified as set forth in Section 8.02(i); and (vi) do not require any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other Person which has not been made or obtained previously. This Agreement has been duly executed and delivered by each Retailer, and constitutes a legal, valid, and binding obligation of such Retailer, enforceable against such entity in accordance with its terms.

    (c)  Solvency.  Retailer is Solvent.

    (d) No Violations. Retailer is not in default with respect to any material contract, agreement, or other instrument to which it is a party nor has it received any notice of default under any such material contract, agreement, lease or other instrument.

    (e) No Burdensome Restrictions. No contract, lease agreement, or other instrument to which Retailer is a party or by which Retailer is bound, and no provision of applicable law or governmental regulation, materially and adversely affects or may so affect the business, operation, prospects, property, or financial or other condition of Retailer.

    (f) Information Correct. All information furnished by the Retailer to Bank for purposes of or in connection with this Agreement or any information hereafter furnished by the Retailer to Bank, is true and correct to the best of Retailer's knowledge in all material respects and, to the best of Retailer's knowledge, no such information omits to state a material fact necessary to make the information so furnished not misleading. There is no fact known to the Retailer which the Retailer has not disclosed to Bank which could materially and adversely affect the financial condition, business, property, or prospects of the Retailer.

    (g) No Default. No Event of Default or Default with respect to Retailer has occurred and is continuing.

    (h) Name and Address. The chief executive office and principal place of business of Retailer is set forth on page 1 of this Agreement, but will be moved to Chicago, Illinois within one month of the date of this Agreement. Lechmere Inc. is the only name under which Retailer conducts business.

    (i) Consent of Hurley State Bank. Retailer has obtained the consent of Hurley State Bank to enter into this Agreement with Bank and to establish Accounts relating to Retailer pursuant to the Program, and Hurley State Bank has waived all rights it has to object to this Program. Such consent is attached hereto.

SECTION 8.03  ADDITIONAL AFFIRMATIVE COVENANTS OF RETAILER.  Until the later of
(i) the date on which this Agreement terminates and (ii) the Final Liquidation Date, Retailer will, unless Bank shall otherwise consent in writing:

    (a)  If Retailer is subject to the reporting requirements of Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended (i) as soon as reasonably available and in any event within 90 days after the close of its fiscal year, submit to Bank an audited annual report of Retailer's annual earnings, including its audited consolidating balance sheets, income statements and statement of cash flows and changes in financial position and (ii) promptly after the filing thereof, submit to Bank copies of all proxy statements, and all reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission by Retailer;
    (b) If Retailer is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (i) as soon as reasonably available and in any event within 90 days after the close of its fiscal year, submit to Bank an audited annual report of Retailer's annual earnings, including its audited consolidating balance sheets, income statements and statement of cash flows and changes in financial position and (ii) as soon as reasonably available and in any event within 45 days after the close of each of its fiscal quarters, submit to Bank an unaudited quarterly report of Retailer's earnings, including its consolidating balance sheets, income statements and statement of cash flows and changes in financial position, accompanied by the certification on behalf of Retailer by Retailer's chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of Retailer as of the end of such fiscal quarter and the results of its operations;

    (c) Comply in all material respects with all laws with respect to Retailer, its business, and properties.

    (d) Promptly upon receipt, deliver to Bank copies of any communications relating to an Account from a Cardholder, or any governmental or regulatory authority.

    (e) Permit Bank, during normal business hours and upon reasonable notice, to visit the offices of Retailer from time to time, and shall permit Bank from time to time to discuss the Program with Retailer and their officers and employees and to examine the books and records of Retailer relating to the Program or have the same examined by Bank's attorneys and/or accountants. In connection therewith, Retailer agrees, subject to applicable privacy and other laws, to make data regarding the Program available to Bank, and in connection therewith to permit Bank to make copies of such documentation.

    (f) Retailer shall take all reasonable measures as conveyed by Bank to comply with the provisions of 12 USC Section 1972(1)(B).

SECTION 8.04 ADDITIONAL NEGATIVE COVENANTS OF RETAILER. Until the later of (i) the date on which this Agreement terminates, and (ii) the Final Liquidation Date, Retailer will not, unless Bank shall otherwise consent in writing:

    (a) Except with respect to Retailer's existing arrangement with Hurley State Bank, promote any other presently existing program for open-end or closed-end consumer accounts more favorably than the Program or engage in any selection process with respect to accounts that could be adverse to Bank.

    (b) Except with respect to Retailer's existing arrangement with Hurley State Bank, advertise, promote, sponsor, solicit, permit solicitation of, or make available to customers of Retailer or otherwise provide at any Retailer Location any credit program, credit facility, credit card program, charge program or debit or secured card program or facility which is similar in purpose or effect to this Program (whether open-end, closed-end, private label or third party), other than (i) credit provided in connection with the Program hereunder,
(ii) credit provided by generally accepted multi-purpose credit or charge cards such as American Express, Mastercard, Visa and the Discover card or by any generally accepted multi-purpose debit or secured cards (provided that none of the cards referred to in this clause (ii) may be "co-branded", "sponsored" or "co-sponsored" with Retailer and provided the Retailer Names or any variations thereof do not appear on such cards), (iii) credit provided on a closed end basis where Bank has previously rejected extending credit to the applicant under this Program and (iv) any credit provided through a credit card bearing the name Montgomery Ward or Electric Ave & More.


                                      ARTICLE IX
                           WARRANTIES AND COVENANTS OF BANK


SECTION 9.01 REPRESENTATIONS AND WARRANTIES OF BANK. To induce Retailer to enter into this Agreement and participate in the Program, all as herein provided for, Bank makes the following representations and warranties to Retailer, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade on each day on which Accounts are opened and Charge Transaction Data submitted or any action taken with respect to the Program:

    (a) Corporate Existence. Bank (i) is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia; (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; and (iii) is in compliance with its articles of incorporation and bylaws.

    (b) Corporate Power, Authorization; Enforceable Obligations. The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by Bank hereunder: (i) are within Bank's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not and will not contravene any provision of Bank's certificate of incorporation or bylaws; (iv) will not violate any law or regulation or an order or decree of any court or governmental instrumentality to which Bank is subject; (v) will not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease agreement, or other instrument to which Bank is a party or by which Bank or any of its property is bound; and (vi) do not require any filing or registration by Bank with or the consent or approval of any governmental body, agency, authority, or any other Person which has not been made or obtained previously. This Agreement has been duly executed and delivered by Bank, and constitutes the legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms.

    (c)  Solvency.  Bank is Solvent.

    (d) No Default. No Event of Default or Default with respect to Bank has occurred and is continuing.

SECTION 9.02 AFFIRMATIVE COVENANT OF BANK. Promptly upon receipt, deliver to Retailer copies of any communications relating to any material investigation by any governmental or regulatory authority with respect to the Program.


                                      ARTICLE X
                        EVENTS OF DEFAULT; RIGHTS AND REMEDIES


SECTION 10.01 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

    (a) Either party shall fail to pay the other any Uncontested Amount when due and payable and the same shall remain unpaid for a period of three (3) days after the other party shall have made written demand therefor.

    (b) Either party shall fail or neglect to perform, keep, or observe any term provision, condition, or covenant contained in this Agreement that is required to be performed, kept, or observed by it, and the same shall remain uncured for a period of thirty (30) days after the other party shall have given written notice thereof.

    (c) Any representation, warranty or statement, made or delivered by either party or any of its respective officers shall not be true and correct in any material respect as of the date when made or reaffirmed and such failure to be true and correct has a material adverse effect on its ability to perform its obligations hereunder.

    (d) Either Bank or Retailer (i) shall no longer be Solvent; (ii) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; (iii) shall make a general assignment for the benefit of its creditors; or (iv) any proceeding shall be instituted by or against it seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, in the case of any proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or either party shall take any corporate action to authorize any of the actions set forth above in this paragraph (d).

    (e) Retailer shall be in default under any loan agreement, indenture or other instrument relating to any indebtedness for borrowed money in excess of
[       ]*, and such default gives any party, either with or without notice and without giving effect to any extension of any grace period, the right to accelerate such indebtedness.


*Confidential treatment has been requested with respect to this information.

    (f)  Final judgment or judgments for the payment of money in excess of
[       ]* in the aggregate shall be rendered against any Retailer and the same shall not be either (i) covered by insurance or the insurer shall not have accepted liability therefor or (ii) vacated, stayed, bonded, paid, or discharged prior to expiration of the applicable appeal period.

    (g) A material adverse change has occurred in the operations, financial condition, business or prospects of Retailer which Bank has determined, in good faith, has impaired or is reasonably likely to impair, the ongoing operation or continued viability of the Program; in each case, as determined by Bank, in its sole discretion.

    (h)  Accounts, Indebtedness, Charge Slips or proceeds thereof in an
aggregate amount of [       ]* or more shall be (or shall purportedly be)
(i) attached, seized, levied upon or subject to a writ by a creditor of Retailer, or shall come within the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors of Retailer or (ii) subject to any lien or right of any third party directly or indirectly arising by, through or on account of Retailer or any creditor thereof.

SECTION 10.02  REMEDIES.

    (a) If any Event of Default shall have occurred and be continuing, all of the defaulting party's payment obligations hereunder shall, in the non-defaulting party's sole discretion, be deemed immediately due and payable.

    (b) If any Event of Default shall have occurred and be continuing, the non-defaulting party shall have any and all rights and remedies under this Agreement. In addition, the Bank, if not the defaulting party, may discontinue originating or offering Accounts, accepting Charge Slips, or otherwise extending credit, and may declare this Agreement terminated.


                                      ARTICLE XI
                                   TERM/TERMINATION


SECTION 11.01 TERM. This Agreement shall continue in full force and effect until and including the earlier of August 31, 1996 or until a Long Term Agreement is executed.

SECTION 11.02  TERMINATION.


*Confidential treatment has been requested with respect to this information.

    (a)  Retailer shall have the right to terminate this Agreement upon thirty
(30) days written notice if an Event of Default shall occur with respect to Bank.

    (b) Bank shall have the right to terminate this Agreement upon thirty (30) days written notice if an Event of Default shall occur with respect to Retailer.

    (c) Notwithstanding anything to the contrary contained in this Agreement, Bank may engage Retailer in the good faith renegotiation of this Agreement if usury rates of the State of Georgia change, or if laws regulating Bank's rate structure change, or if federal or state regulation or authority preempts the exportation of Bank's rate structure, which in Bank's reasonable judgment could have a material adverse effect on Bank or its prospects, operations, or condition or its ability to perform the transactions contemplated hereby. In the event of a renegotiation pursuant to this Section 11.02(c), if new terms acceptable to the parties are not agreed upon in writing within 30 days after the date renegotiations begin, this Agreement shall be deemed terminated as of the earlier of (i) the [50]th day after such renegotiation begins, or (ii) the date Bank is required to initiate changes to the Program to comply with applicable law.

SECTION 11.03 PURCHASE OF ACCOUNTS BY RETAILER PRIOR TO THE TERMINATION DATE. Retailer shall have the option, exercisable as provided below, to purchase or to arrange for the purchase of the portfolio of Accounts under the following terms and conditions:

    (a) In the event of a termination of this Agreement pursuant to Sections 11.01, 11.02(a), 11.02(c) or 11.04, Retailer shall have the right to purchase or to arrange for the purchase of the portfolio of Active Accounts,
(including the Cardholder List) at a repurchase price equal to [       ]*
payable in immediately available funds. Retailer shall exercise such right by giving written notice to Bank within 30 days of the date of the notice of termination of the Agreement, which notice shall specify a date for the repurchase which date shall be not more than 90 days after the date of the notice, and shall thereafter complete such purchase on such date, or such other date as may be agreed to by Retailer and Bank. If Retailer fails to exercise such option (by failing to deliver the notice required by this Section 11.03(a)) then the option shall expire.

    (b)  In the event of a termination of this Agreement pursuant to
Section 11.02(b), Retailer shall have the right to


*Confidential treatment has been requested with respect to this information.

purchase or to arrange for the purchase of the portfolio of Active Accounts (including the Cardholder List) at a repurchase price equal to the product of
[       ]*, payable in immediately available funds.  Retailer shall exercise such right by giving written notice to Bank within 30 days of the date of the notice of termination of this Agreement, which notice shall specify a date for the repurchase which date shall be not more than 90 days after the effective date of the termination and shall thereafter complete such purchase on such date, or such other date as may be agreed to by Retailer and Bank. If Retailer fails to exercise such option (by failing to deliver the notice required by this Section 11.03(b)) then the option shall expire.

SECTION 11.04  TERMINATION FOR FORCE MAJEURE.

    (a) This Agreement may be terminated by either Bank or Retailer without penalty after the passing of sixty (60) days following the notice by one party to the other that its performance hereunder is prevented or materially impeded, without the ability to cure, by one of the following force majeure events; acts of God, fire, explosion, accident, war, nuclear disaster, riot or material changes in applicable laws or regulations rendering it illegal, impossible or untenable for the notifying party or its ultimate parent corporation to perform as contemplated in this Agreement.

    (b) Any such failure to perform shall not be considered a breach of this Agreement during the period of such disability (i.e., prior to sixty (60) days), if the disabled party promptly advises the other party in writing that it is unable to perform due to such a force majeure event, setting forth; (i) the nature of the event; (ii) its expected effects(s) and duration; (iii) any expected development which may further affect performance hereunder and (iv) the efforts which will be made to cure such force majeure or provide substitute performance.

    (c) Such sixty (60) day period may be shortened upon written agreement executed by duly-authorized officers of each party or if required by applicable law or regulation.

SECTION 11.05  LIQUIDATION OF ACCOUNTS.

    (a) Upon the termination of this Agreement, each party shall be required to fulfill its respective obligations hereunder (unless prohibited by law) until the Final Liquidation Date or there is some other disposition thereof in accordance with either Section 11.03 or 11.05.


*Confidential treatment has been requested with respect to this information.



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

    (b) Upon any such termination of this Agreement, should Retailer not purchase or arrange for a purchase of the Accounts from Bank, then:



         (i) Bank shall have the right, in addition to and retaining all other rights it may have under the terms of this Agreement or applicable law to:

              (A) liquidate the remaining Accounts in any lawful manner which may be expeditious or economically advantageous to Bank including the issuance of a replacement or substitute Card; and

              (B) use the Retailer Names in accordance with the provisions of this Agreement in communicating with existing Cardholders until the Final Liquidation Date.

         (ii) Retailer expressly agrees that in complying with its obligations to accept substitute or replacement Cards, Retailer will cooperate with Bank in order to effectuate any such liquidation or replacement or substitute card issuance in an orderly manner, including but not limited to, at Bank's request accepting in the manner as in effect immediately prior to such termination the Credit Cards and any replacement or substitute credit cards for up to 24 months following the effective date of termination of the Agreement.

SECTION 11.06  ADDITIONAL TERMINATION PROVISIONS.

    (a) Except as otherwise expressly provided herein, any termination of this Agreement shall in no way affect or impair the powers, obligations, duties, rights and liabilities of Retailer or Bank, including, without limitation, those under Article XII hereof, relating to any transaction or event occurring prior to such termination.

    (b) Notwithstanding the termination of this Agreement for any reason, until the Final Liquidation Date: (i) the license granted to Bank pursuant to
Section 14.07 hereof shall continue in effect after the effective date of termination of this Agreement; (ii) the power of attorney granted to Bank pursuant to Section 14.12 hereof shall continue in effect after the effective date of termination of this Agreement; and (iii) the option granted to Retailer to purchase the Accounts pursuant to Section 11.03 hereof shall survive the termination of this Agreement unless and until such option shall expire in accordance with its terms.

    (c) All undertakings, agreements, covenants, warranties, representations and indemnities contained herein shall survive such termination, except as specifically provided herein to the contrary. Without in any manner limiting the generality of the foregoing, upon such termination, Bank shall continue to own the Accounts, and, except as provided herein, Retailer shall continue to be liable for all obligations set forth herein until the Final Liquidation Date; provided, however, that the parties' respective obligations pursuant to Article XII and Section 14.13 shall survive the Final Liquidation Date.


                                     ARTICLE XII
                                   INDEMNIFICATION


SECTION 12.01 INDEMNIFICATION BY RETAILER. Retailer agrees to protect, indemnify, and hold harmless Bank, its Affiliates, and the employees, officers, and directors thereof, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses), judgments, damages, claims, demands, offsets, defenses, counterclaims, actions, or proceedings ("Losses") by whomsoever asserted, including, without limitation: (i) the Cardholders or other persons responsible for the payment of Accounts; (ii) any Person or persons who prosecute or defend any proceedings as representatives of or on behalf of a class or interest group;(iii) any governmental instrumentality; or (iv) any other third party (including, without limitation, any Licensee), arising out of, connected with or resulting from:

    (a)  Credit Card sales of Goods and Services;

    (b) any transaction, contract, understanding, promise, representation, or any other relationship, actual, asserted, or alleged, between Retailer and any Cardholder relating to an Account;

    (c) any Goods and Services (including, without limitation, any product liability or warranty claim with respect thereto) the purchase of which was financed by an Account;

    (d) any other act, or omission where there was a duty to act, by Retailer or its employees, officers, directors, agents, lessees, or any independent contractors hired by a Retailer, relating to an Account or items of Indebtedness relating to an Account;

    (e) any breach by Retailer of any of the terms, covenants, representations, warranties, or other provisions contained in this Agreement or any other instrument or document delivered by Retailer to Bank in connection herewith or therewith;

    (f) the failure of Retailer to comply with all laws, rules or regulations applicable to Retailer;

    (g) any agreement, arrangement, understanding or course of dealing between Retailer or any of its Affiliates and any Licensee.

Excluded from the foregoing indemnity shall be any Losses to the extent the same arise out of or result from any violation by Bank or any of its Affiliates of law, this Agreement, any Credit Card Agreement or any agreement, understanding or promise between Bank and any Cardholder relating to such Cardholder's Account which is not based on information provided by Retailer or its Affiliates.

SECTION 12.02 INDEMNIFICATION BY BANK. Bank agrees to protect, indemnify, and hold harmless Retailer, its Affiliates, and the employees, officers, and directors thereof, from and against any and all Losses by whomsoever asserted, including, but not limited to., (i) the Cardholders or other persons responsible for the payment of Accounts; (ii) any Person or Persons who prosecute or defend any proceedings as representatives of or on behalf of a class or interest group;
(iii) any governmental instrumentality; or (iv) any other third party, arising out of, connected with or resulting from:

    (a) any breach by Bank of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement.

    (b) any transaction, contract, understanding, promise, representation, or any other relationship, actual, asserted, or alleged, between Bank and any Cardholder relating to an Account;

    (c) any other act, or omission where there was a duty to act, by Bank or its employees, officers, directors, shareholders, agents or licensees or any independent contractors hired by Bank relating to an Account or items of Indebtedness relating to an Account; or

    (d) the failure of Bank to comply with any laws, rules or regulations applicable to Bank.

Excluded from the foregoing indemnity shall be any Losses to the extent the same arise out of or result from any violation by a Retailer or its Affiliates of law, this Agreement, any Credit Card Agreement or any agreement, understanding or promise between a Retailer and any Cardholder relating to such Cardholder's Account which is not based on information provided by Bank or its Affiliates.

SECTION 12.03 PAYMENT OF INDEMNIFIED AMOUNTS. After any final judgment or award shall have been rendered by a court, arbitration board, or administrative agency of competent jurisdiction and the time for an appeal of such judgment or award has expired without an appeal being taken by either party, or after any settlement agreed to by the parties shall have been consummated, the party seeking indemnification shall forward to the other party notice of any sums due and owing by such other party with respect to such matter and such party shall be required to pay all of the sums so owing to the party seeking indemnification within thirty (30) days after the date of such notice unless otherwise mutually agreed to in writing by the parties.

SECTION 12.04 NOTICE. Each party shall promptly notify the other party of any claim, demand, suit or threat of suit of which that party becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense or any such claim, demand, suit or proceeding.


                                     ARTICLE XIII
                                   OTHER AGREEMENTS

SECTION 13.01 OTHER PROGRAMS. If during the term of this Agreement Retailer desires to make arrangements for the provision by any Person of either (i) any private label commercial or


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

business credit program of facility for use at Retailer Locations or (ii) any private label credit program or facility for use outside of the United States, then Retailer shall discuss in good faith with Bank or an Affiliate the possibility of Bank providing either or both of such programs. If the parties or an Affiliate are unable to mutually agree on terms and conditions pursuant to which Bank or an Affiliate will provide one or both such programs, Retailer agrees that it will not enter into any such programs with any other Person unless they shall have first offered Bank or an Affiliate the opportunity to provide such program(s) on the same or substantially similar terms and conditions as such other Person would be willing to provide. Nothing in this Agreement shall restrict Retailer's rights to continue its existing relationship with Hurley State Bank with respect to credit accounts existing at the time this Agreement is executed.


                                     ARTICLE XIV
                                    MISCELLANEOUS

SECTION 14.01 ASSIGNABILITY. Neither Bank nor any Retailer may assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; except that Bank may without such prior written consent (i) assign all or part of its rights and obligations under this Agreement to an Affiliate, or in connection with a securitization or participation, or (ii) engage third parties to perform services pursuant to this Agreement without such prior written consent.

SECTION 14.02 AMENDMENT. This Agreement may not be amended except by written instrument signed by the parties hereto.

SECTION 14.03 NON-WAIVER. No delay by any party hereto in exercising any of its rights hereunder, or in the partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of any party's rights hereunder shall not be a waiver of, nor preclude the exercise of, any rights or remedies available to such party under this Agreement or in law or equity.

SECTION 14.04 SEVERABILITY. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

SECTION 14.05 GOVERNING LAW. This Agreement and all rights and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the state of Georgia without regard to internal principles of conflict of laws.

SECTION 14.06 CAPTIONS. Captions of the Sections of this Agreement are for convenient reference only and are not intended as a summary of such Sections and do not affect, limit, modify or construe the contents thereof.

SECTION 14.07  USE OF RETAILER NAME AND MARK.

    (a) Subject to and only in accordance with the provisions of this Agreement, Retailer hereby grants Bank a non-exclusive license to create, develop, market and administer the Program and to use the name of Retailer (hereafter the "Retailer Names"), and the logos therefor, in the creation, development, marketing and administration of the Program. Retailer represents that it owns the Retailer Names and has the right to grant such non-exclusive license.

    (b) Pursuant to the licenses granted to Bank pursuant to this Section 14.07, the parties understand and agree that until the latter of (i) the termination of this Agreement and (ii) the Final Liquidation Date, Bank will, in accordance with the provisions of this Agreement, use the Retailer Names in connection with Bank's operation and administration of the Program and the discharge of its obligations under the Agreement, including but not limited to use in connection with Cardholder service; billing statements and inquiries; credit card applications, agreements, mailers, and card carriers.

SECTION 14.08 SECURITIZATION/PARTICIPATION. Any rights to purchase the Accounts which Retailer may have hereunder shall be subject to Bank's right to securitize or participate the Accounts and Indebtedness and such rights shall be available to Retailer only with respect to Accounts Indebtedness owned by Bank at the time of such purchase.

SECTION 14.9 FURTHER ASSURANCES. Each party hereto agrees to execute all such further documents and instruments and to do all such further things as the other party may reasonably request in order to give effect and to consummate the transactions contemplated hereby.

SECTION 14.10 ENTIRE AGREEMENT. This Agreement and a letter agreement of even date is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements whether written or oral.

SECTION 14.11 NOTICES. All notice, demands and other communications hereunder shall be in writing and shall be sent by hand, by facsimile (with verbal confirmation of receipt) or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof and shall be deemed given one Business Day after being sent, as follows:

if to
Retailer: Lechmere Inc.
          619 West Chicago Avenue
          Chicago, Illinois  60671
          Att:  Chief Executive Officer
          with a copy to Secretary/Legal
          at the same address.


and if to
Bank:     Monogram Credit Card Bank of Georgia
          7840 Roswell Rd.
          Building 100
          Suite 210
          Atlanta, Georgia  30350
          Attention:  Senior Vice President
          Telecopier No.: 770/353-2464
          with a copy to
          RFS Counsel
          260 Long Ridge Road
          Stamford, Connecticut  06927
          Telecopier No.: 203/961-5149

Provided, however, that if either of the above parties shall have designated a different address by notice to the other, then to the last address so designated.

SECTION 14.12 POWER OF ATTORNEY. Retailer authorizes and empowers Bank and grants to Bank power of attorney (i) to sign and endorse Retailer name on all checks, drafts, money orders or other forms of payment in respect of Accounts under the Agreement; (ii) to do all the things reasonably necessary to carry out or enforce the Accounts; (iii) to sign such Retailer's name on any notices to any Cardholder in connection with the collection of Accounts; (iv) to send requests for verification of any Account to Cardholders;
(v) to sue Cardholders for the collection of Accounts; and (vi) to do any and all things Bank determines may be necessary or appropriate to carry out or enforce the obligations of Cardholders under Credit Card Agreements. This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable prior to the Final Liquidation Date.

SECTION 14.13  CONFIDENTIAL INFORMATION.

    (a) All proprietary and non-public material and information supplied by Retailer to Bank or vice versa heretofore or hereafter, or supplied to Retailer or Bank by Cardholders or applicants for Credit Cards, including, without limitation, (i) the pricing and other financial terms of this Agreement,
(ii) information concerning the parties' marketing plans, objectives, financial results and employee compensation and benefits, and (iii) the Customer List, is confidential and proprietary ("Confidential Information"). Confidential Information shall not include any information which (i) at the time of disclosure by one party hereto or thereafter is generally available or known to the public (other than as a result of an unauthorized disclosure by the other party hereto); (ii) was available to one party on a non-confidential basis from a source other than the other party (provided that such source, to the best of one party's knowledge, was not obligated to the other party to keep such information confidential); or (iii) was in one party's possession prior to disclosure by the other party to it.

    (b) Confidential Information shall be used by each party solely in the performance of its obligations or exercise of its rights pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except (i) as may be necessary to perform its obligations or exercise its rights pursuant to this Agreement or to effect a securitization or participation as provided in Section 14.08, (ii) except as may be agreed upon in writing by the other party, or (iii) as otherwise required by law or judicial or administrative process. Each party will use its best efforts to ensure that its officers, employees, and agents take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. Upon written request or upon the termination of this Agreement, each party shall destroy or return to the other party all Confidential Information in its possession or control, subject to the each party's respective document retention policies with respect to information required to be maintained by regulatory authorities.

SECTION 14.14 INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be construed to constitute Bank and Retailer as partners, joint venturers, principal and agent, or employer and employee. Bank will act hereunder solely as an independent contractor and will exercise exclusive control over any and all persons hired by it.

SECTION 14.15 THIRD PARTIES. Bank shall have the right to engage third parties to perform services pursuant to this Agreement. In the event a party hereto engages the services of subcontractors and/or other third parties to assist it with the fulfillment of the terms hereunder, then such party agrees to be responsible for and indemnify the other party hereto, its or their Affiliates and the officers, directors, employees and agents of each, for any and all claims (including reasonable legal costs and expenses) asserted by anyone against such party and such Affiliates arising out of any and all work performed by any such subcontractor and/or agent of such party in connection with this Agreement.

SECTION 14.16 INTERPRETATION. As each of the parties have contributed to the drafting of the language of this Agreement, it is agreed and understood that in any interpretation of this Agreement, the language utilized will be construed equally as and between the parties without regard to which party provided the language of any particular provision.

SECTION 14.17 PAYMENTS. Unless otherwise provided, all payments due one party from the other party shall be made within five (5) Business Days after notice of the amount due.

SECTION 14.18 MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of multiple counterparts, all of which shall constitute but one and the same original.

    IN WITNESS WHEREOF, Bank and Retailer have caused this Agreement to be executed by their respective officers thereunto duly authorized as the date first above written.

                                  MONOGRAM CREDIT CARD BANK OF
                                       GEORGIA

                                  By:  /s/
                                      --------------------------

                                  Title: Chairman
                                         -----------------------

                                  LECHMERE INC.

                                  By: /s/
                                      --------------------------

                                  Title: Assistant Secretary
                                         -----------------------